Exhibit 99.1

Delta Apparel, Inc. Acquires Branded Headwear Business

DULUTH, Ga.--(BUSINESS WIRE)--April 1, 2009--Delta Apparel, Inc. (NYSE Alternext US:DLA) announced today that it has acquired substantially all of the assets of Gekko Brands, a premier supplier of licensed and decorated headwear sold under the brands of The Game® and Kudzu®.

Under the new wholly-owned subsidiary, To The Game, LLC, Delta Apparel, Inc. will continue the business of providing innovatively designed, high quality headwear. The Game® and Kudzu® have extensive license agreements including most major colleges and universities, motorsports properties, Churchill Downs, and various resort properties. The Game® was founded in 1986 as a premier headwear supplier to colleges and universities. Its founder, Neil Stillwell, remains a vital and active leader in the business. The Kudzu® brand was formed in 1993 to design, import and sell headwear and jackets to NASCAR teams just as The Game® had done for colleges.

Prior to the acquisition, Gekko Brands was owned by Ashworth, LLC and Kurt Salmon Associates Capital Advisors served as Ashworth’s financial advisor in connection with the sale. To The Game will continue to be headquartered in Phenix City, Alabama and all current operations will remain in place. The business employs approximately 120 people, all of whom will be retained as employees after the acquisition.

Robert W. Humphreys, President and CEO, commented, “We look forward to the addition of The Game® and Kudzu® brands to Delta Apparel, Inc. The purchase of this business is in keeping with our strategy of acquiring brands, licensed properties, and operating companies that expand our channels of distribution, giving us additional platforms for growth. We believe these brands, combined with the sourcing, marketing, art, and distribution skills of the management team, will provide significant growth opportunities in concert with our current business units. All of us at Delta Apparel look forward to working with the existing management team as they continue to build The Game® and Kudzu®.”

The Company purchased associated inventory, accounts receivables, and fixed assets of the business, and assumed certain liabilities. No goodwill or intangibles are expected to be recorded on the Company’s financial statements in connection with the acquisition. The Company financed the purchase price through its asset-based secured revolving credit facility. In conjunction with the acquisition, the Company exercised its $10 million accordion feature under its existing credit facility, bringing the total line of credit to $110 million, subject to borrowing base limitations. Delta Apparel expects To The Game, LLC to add approximately $27 million in annual sales to its business and be marginally profitable, with opportunities for improved profitability in the future.

Deborah H. Merrill, Vice President and CFO commented, “With the increase in our credit facility, we were able to acquire the business while improving our overall liquidity. While obtaining financing is more difficult in these economic times, we were able to complete this transaction without changing the underlying pricing in our credit facility. We appreciate the support of the financial institutions in our endeavors to grow our business.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company and To The Game, LLC, is an international design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The new headwear products can be viewed at www.2thegame.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer